As filed with the Securities and Exchange Commission on July 16, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRAL GENETICS, INC.

(Exact name of issuer as specified in its charter)

Delaware	33-0814123
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1321 MOUNTAIN VIEW CIRCLE

ASUZA, CALIFORNIA 91702

(Address of principal executive offices)

Compensation of Consultants pursuant to a Consulting Agreement

(Full title of the plan)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	8,500,000	$0.08	680,000	$292.40 (1)

 (1) Calculated pursuant to Rules 457(c) using the average of the high and low prices of the Common Stock as quoted on the OTCBB, over the counter bulletin board stock market on July 16, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*                               *This Registration Statement relates to the registration of 8,500,000 shares of Common Stock, $0.0001 par value per share, of Viral Genetics, Inc. (the “Registrant”) of which (a) 200,000 shares have been issued to George Haralampoudis pursuant to a Consulting Agreement (the “Consulting Agreement”) as payment for consulting services rendered to the Registrant relating to the structuring of the Registrant’s debentures and other general business matters; (b) 300,000 shares have been issued to Dennis O’Rourke pursuant to the Consulting Agreement as payment for consulting services rendered to the Registrant relating to the structuring of the Registrant’s debentures and other general business matters; (c) 500,000 shares have been issued to Martin Weisberg as payment for consulting services rendered to the Registrant relating to the compliance issues of Registrant and its public relations matters; (d) 1,000,000 shares have been issued to Paul Giarmoleo as payment for consulting services rendered to the Registrant relating to the marketing of Registrant’s products in international markets; (e) 2,000,000 shares have been issued to Jeremy Draper as payment for consulting services rendered to the Registrant relating to the design and creation of Registrant’s marketing materials and strategies; and (f) 4,500,000 shares have been issued to Hugh Austin as payment for consulting services rendered to the Registrant relating to the marketing and strategic planning of Registrant’s business ventures and other general business matters.

Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to: Haig Keledjian, President, 1321 Mountain View Circle, Asuza, CA 91702, (626) 334-5310.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Viral Genetics, Inc. (the “Registrant”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. The following documents, or portions thereof, filed by the Registrant with the Commission pursuant to the Securities Act or the Exchange Act, are incorporated by reference in this Registration Statement:

1.	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

2.	Our Quarterly Report on Form 10-QSB for the period ended March 31, 2006; and

2.	The information in respect of the Registrant’s Capital Stock, $.0001 par value, under the caption “Description of Capital Stock” contained in the Registrant’s Registration Statement on Form SB-2, dated May 16, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Moritt Hock Hamroff & Horowitz LLP, who has prepared this Registration Statement, has represented the Registrant in the past on certain legal matters. Dennis O’Rourke, an ‘of counsel’ attorney at Moritt Hock Hamroff & Horowitz LLP, is the recipient of an aggregate of 500,000 shares of Common Stock of the Registrant which are included in this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the “DGCL”), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 of the DGCL provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The certificate of incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

The certificate of incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Consulting Agreement between the Registrant, Paradigm Media Ventures, Inc. and DO Consulting, LLC.

5.1	Opinion of Moritt Hock Hamroff & Horowitz LLP.

Item 9.	Undertakings.

1.             The undersigned Registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.               The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4.               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Azuso,California, on this 16th day of July, 2007.

VIRAL GENETICS, INC.
(Registrant)

By:	/s/ Haig Keledjian
Haig Keledjian
Chief Executive Officer, Chief Financial Officer, President, Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Haig Keledjian	Chief Executive Officer, Chief Financial Officer, President, Secretary and Director	July 16, 2007
Haig Keledjian

EXHIBIT INDEX

Exhibit No.	Description

4.1	Consulting Agreement between the Registrant, George Haralampoudis and Dennis O’Rourke

4.2	Consulting Agreement between the Registrant and Jeremy Draper

4.3	Marketing and Consulting Agreement between the Registrant and Paul Giarmoleo

4.4	Consulting Services Agreement between the Registrant and Hugh Austin

4.5	Consulting Agreement between the Registrant and Martin Eric Weisberg

5.1	Opinion of Moritt Hock Hamroff & Horowitz LLP.